Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-141849
PROSPECTUS SUPPLEMENT
(To prospectus dated April 2, 2009)
$60,000,000 Principal Amount of 7.75% Convertible Senior Notes due February 15, 2012
3,124,998 Shares of Common Stock Issuable to Noteholders upon Conversion of such Notes
780,000 Shares of Common Stock Issuable to Warrantholders upon Exercise of Warrants
854,033 Shares of Common Stock Issuable as Make-Whole Payments under such Notes
28,546 Shares of Common Stock Issuable in Payment of Interest on such Notes
      This prospectus supplement supplements the prospectus dated April 2, 2009 (the “Original Prospectus”) which may be used by the selling securityholders identified in the Original Prospectus to resell their notes and the common stock issuable upon conversion of the notes. The Original Prospectus also relates to the potential issuance by us of shares of common stock to the holders of notes in payment of interest on the notes and in payment of certain make-whole premiums in the event of an automatic conversion of the notes or the occurrence of a fundamental change. The Original Prospectus also relates to the offer and sale by the selling securityholders of shares of common stock issuable upon exercise of certain warrants to purchase shares of our common stock that were originally issued in connection with the private placement of the notes.
      This prospectus supplement includes our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on April 14, 2009 and our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on April 17, 2009.
      The information contained in the report included in this prospectus supplement is dated as of the date of such report. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the Original Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Original Prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Original Prospectus.

Investing in our notes and common stock involves risk. See “Risk Factors” beginning on page 9 of the Original Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is April 20, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 8, 2009
VION PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26534	13-3671221

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Science Park, New Haven, CT	06511

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 498-4210
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 8, 2009, Vion Pharmaceuticals, Inc. (the “Company”) adopted a new non-equity incentive compensation plan (the “Plan”) covering all its employees, including Alan Kessman, its principal executive officer, Howard B. Johnson, its principal financial officer, and each of Ann Lee Cahill, William Hahne, M.D. and Ivan King, Ph.D., the other persons identified as “named executive officers” in the Company’s compensation disclosures. Under the Plan, each employee is entitled to non-equity incentive compensation for the year ending December 31, 2009, payable in installments as follows: (i) 20% on April 30, 2009, (ii) 20% upon the first to occur of (x) the completion of the Food and Drug Administration (“FDA”)’s Oncology Drug Advisory Committee (ODAC) meeting regarding the Company’s lead anti-cancer product Onrigin™ or (y) September 30, 2009, (iii) 30% upon approval by the FDA of the Company’s New Drug Application (“NDA”) for Onrigin™ and (iv) 30% upon the Company’s first commercial shipment of Onrigin™. There can be no assurance, however, that the NDA for Onrigin™ will ever be approved, or that if approved, the Company would be successful in achieving its first commercial shipment.
     The named executive officers’ non-equity incentive compensation targets for 2009 under the Plan are set forth below:

Non-Equity Incentive
Named Executive Officer	Compensation Target
Alan Kessman	$234,084
Howard B. Johnson	$92,801
Ann Lee Cahill	$84,128
William Hahne, M.D.	$66,950
Ivan King, Ph.D.	$52,446

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VION PHARMACEUTICALS, INC.
Date: April 14, 2009	By:	/s/ Alan Kessman
		Name:	Alan Kessman
		Title:	Chief Executive Officer and Director

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 16, 2009
VION PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26534	13-3671221

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Science Park, New Haven, CT	06511

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 498-4210
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On April 16, 2009, Vion Pharmaceuticals, Inc. (the “Company”) announced that the New Drug Application (“NDA”) for its lead oncology therapeutic Onrigin™ (laromustine) Injection as a single agent for remission induction treatment for patients sixty years of age or older with de novo poor-risk acute myeloid leukemia, originally filed on February 17, 2009, has been accepted for review by the U.S. Food and Drug Administration. A copy of the press release announcing the acceptance of the filing is attached hereto as Exhibit 99.1 and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

EXHIBIT NO.	DESCRIPTION

99.1	Press release dated April 16, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VION PHARMACEUTICALS, INC.
Date: April 17, 2009	By:	/s/ Howard B. Johnson
		Name:	Howard B. Johnson
		Title:	President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
99.1	Press release dated April 16, 2009

Exhibit 99.1

COMPANY CONTACT:	Vion Pharmaceuticals, Inc.
Alan Kessman, Chief Executive Officer
Howard B. Johnson, President & CFO
(203) 498-4210
VION PHARMACEUTICALS’ NEW DRUG APPLICATION FOR ONRIGIN™
ACCEPTED FOR REVIEW BY THE FDA
NEW HAVEN, CT, April 16, 2009 — VION PHARMACEUTICALS, INC. (OTC BULLETIN BOARD: VION) today announced that the New Drug Application (NDA) for its lead oncology therapeutic Onrigin™ (laromustine) Injection has been accepted for review by the U.S. Food and Drug Administration (FDA).
The Company had previously announced the filing of the NDA with the FDA in February 2009. The NDA presents data for Onrigin™ as a single agent for remission induction treatment for patients sixty years of age or older with de novo poor-risk acute myeloid leukemia (AML). The NDA is based on the results of an international multi-center pivotal Phase II trial of 85 patients sixty years of age or older with de novo poor-risk AML, supplemented by data from 55 patients in a previous Phase II trial in elderly AML. Eighty-six percent of these 140 patients had two or more risk factors that predicted for a poor prognosis.
Alan Kessman, Chief Executive Officer, commented, “Acceptance of our NDA filing for review is an important milestone for Vion. We will continue to work closely with the FDA on the filing with the objective of achieving approval for Onrigin™ in its first indication in the United States.”
About Vion Pharmaceuticals
Vion Pharmaceuticals, Inc. is committed to extending the lives and improving the quality of life of cancer patients worldwide by developing and commercializing innovative oncology therapeutics. Vion has two agents in clinical trials, Onrigin™(laromustine) Injection and Triapine®. The FDA is reviewing a New Drug Application for Onrigin™ for remission induction treatment for patients sixty years of age or older with de novo poor-risk AML. Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in clinical trials sponsored by the National Cancer Institute. For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.
This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion’s potential inability to obtain regulatory approval for its products, particularly Onrigin™ (laromustine) Injection (formerly Cloretazine® (VNP40101M)), delays in the regulatory approval process, particularly for Onrigin™ (laromustine) Injection, including possible rejection by the FDA of our request for priority review, and possible delays in the FDA’s review process beyond our expectation for approval in the second half of 2009, delays or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies, clinical trials or interim clinical trial data are not confirmed by safety and efficacy results in later or final clinical trials, the need for additional research and testing, the inability to manufacture product, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion’s Form 10-K for the year ended December 31, 2008, and “Risk Factors” in Vion’s Post-Effective Amendments on Form S-1 Registration Statement filed on March 23, 2009. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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